INDEPENDENT ACCOUNTANT'S CONSENT

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 21 to the registration statement on Form S-6 (the "Registration Statement") of our report dated March 31, 1997, relating to the financial statements of Pruco Life of New Jersey Single Premium Variable Life Account, which appears in such Prospectus.

We also consent to the use in the Prospectus constituting part of this Registration Statement of our report dated March 21, 1997, relating to the consolidated financial statements of Pruco Life Insurance Company of New Jersey and Subsidiaries, which appears in such Prospectus.

We also consent to the reference to us under the heading "Experts" in the Prospectus.



PRICE WATERHOUSE LLP


1177 Avenues of the Americas
New York, New York 10036
April 24, 1997